Exhibit 10.71

Director Retainer and Meeting Fees for Outside Directors

Retainer fees effective after 2005 Annual Meeting of Shareholders
Meeting fees effective October 1, 2004

Retainer Fees:
Director	$20,000
Chairman	$70,000
Vice Chairman	$45,000

Board Meetings:
Director	$ 1,350
Chairman	$ 1,900
Vice Chairman	$ 1,700

Committee Meetings:
Director	$ 1,350
Audit Chairman	$ 1,900
Other Committee Chairmen	$ 1,700

Fees for Single-Topic Telephonic
Conference Call Meetings:
Reg O or other matters	$ 250